Exhibit 4.3

DESCRIPTION OF THE COMPANY’S SECURITIES
REGISTERED PURSUANT TO SECTION 12 OF THE SECURITIES EXCHANGE ACT OF 1934

As of December 31, 2021, we had two classes of stock registered under Section 12 of the Securities Exchange Act of 1934, as amended, or the Exchange Act: our common shares of beneficial interest and our Series D Cumulative Convertible Preferred Shares of beneficial interest, or the Series D Preferred Shares. The following is a summary of the material terms of such securities, as well as certain provisions of our Articles of Amendment and Restatement of Declaration of Trust, as amended and supplemented, or our Declaration of Trust, and our Third Amended and Restated Bylaws, or our Bylaws. The summary is subject to and qualified in its entirety by reference to our Declaration of Trust and Bylaws, each of which is incorporated by reference as an exhibit to the Annual Report on Form 10-K of which this exhibit is apart. It also summarizes some relevant provisions of the Maryland statute governing real estate investment trusts formed under the laws of that state, which we refer to as the Maryland REIT law, and is subject to and qualified in its entirety by reference to the Maryland REIT law.

Description of Common Shares of Beneficial Interest

Voting Rights of Common Shares

 Subject to the provisions of any class or series of outstanding shares and to the provisions of our Declaration of Trust regarding restrictions on ownership and transfer of our shares of beneficial interest, each outstanding common share entitles the holder to one vote on the following matters: (i) election and removal of trustees; (ii)  amendment of the Declaration of Trust; (iii) termination of the Company; (iv) the merger or consolidation of the Company or a share exchange, provided that shareholders are not entitled to vote on a merger of the Company that may be approved pursuant to the provisions of the Maryland REIT Law by a majority of the entire board of trustees without a vote of the shareholders; (v) the transfer of all or substantially all of the Company, provided that the Company shall be permitted to transfer or otherwise dispose of all or substantially all of the Company’s property without the approval of the shareholders by means of a distribution to shareholders or in a disposition, immediately following which the Company continues to own, directly or indirectly, substantially all of the ownership interests in the transferees of all or substantially all of the Company’s property; (vi) consolidation of the Company with one or more other entities into a new entity; (vii) such other matters with respect to which the board of trustees has adopted a resolution declaring advisable or recommending a proposal and directing that the matter be submitted to the shareholders for consideration; and (viii) such other matters as may be properly brought before a meeting by a shareholder pursuant to the Bylaws.

Except as otherwise required by law and except as provided with respect to any other class or series of shares of beneficial interest, the holders of common shares will possess the exclusive voting power. There is no cumulative voting in the election of trustees.

Under the Maryland REIT law, a Maryland REIT generally cannot amend its declaration of trust or merge unless recommended by its board of trustees and approved by the affirmative vote of shareholders holding at least two-thirds of the shares entitled to vote on the matter unless a lesser percentage (but not less than a majority of all the votes entitled to be cast on the matter) is set forth in the REIT’s declaration of trust. Our Declaration of Trust provides that a merger, consolidation, share exchange or the transfer of all or substantially all of the assets of the Company may be approved by the affirmative vote of the holders of not less than a majority of all the shares then outstanding and entitled to vote thereon. All other matters permitting or requiring action by shareholders must be approved by the affirmative vote of the holders of shares representing a majority of the total number of votes cast by shares then outstanding and entitled to vote thereon, provided, however, that the election of a trustee in a contested election, which is an election in which the number of nominees for election is greater than the number to be elected at the meeting, shall be by the affirmative vote of shares representing a plurality of the total number of share votes cast by shares then outstanding and entitled to vote thereon. Our Declaration of Trust permits two-thirds of the trustees to amend the Declaration of Trust from time to time to qualify as a REIT under the Internal Revenue Code or the Maryland REIT law after written notice to the shareholders, without the affirmative vote or written consent of the shareholders.

Dividends, Liquidation and Other Rights

Holders of our common shares will be entitled to receive dividends when, as and if declared by our board of trustees out of assets legally available for the payment of dividends. They also will be entitled to share ratably in our assets legally available for distribution to our shareholders in the event of our liquidation, dissolution or winding up, after payment of or adequate provision for all of our known debts and liabilities. These rights will be subject to the preferential rights of any other class or series of our shares and to the provisions of our Declaration of Trust regarding restrictions on transfer of our shares.

Holders of our common shares will have no preference, conversion, exchange, sinking fund, redemption or appraisal rights and will have no preemptive rights to subscribe for any of the securities. Subject to the restrictions on transfer of shares contained in our Declaration of Trust and to the ability of the board of trustees to create common shares with differing voting rights, all common shares will have equal dividend, liquidation and other rights.

Description of Series D Preferred Shares

Ranking

The Series D Preferred Shares ranks, with respect to distribution rights and rights upon our liquidation, dissolution or winding up:

•junior to all of our existing and future debt obligations;
•senior to our common shares and to any other of our equity securities that by their terms rank junior to the Series D Preferred Shares with respect to distribution rights or payments upon our liquidation, dissolution or winding up;
•on a parity with other series of our preferred shares or other equity securities that we may later authorize and that by their terms are on a parity with the Series D Preferred Shares; and
•junior to any equity securities that we may later authorize and that by their terms rank senior to the Series D Preferred Shares (which we may only authorize with the affirmative vote of the holders of at least two-thirds of the Series D Preferred Shares).

Distributions

Holders of the Series D Preferred Shares are entitled to receive, when and as authorized by our board of trustees and declared by us, out of funds legally available for the payment of distributions, cumulative cash distributions at the rate of 6.50% of the liquidation preference per year (equivalent to $1.625 per Series D Preferred Share per year). Distributions on the Series D Preferred Shares accrue and are cumulative from the date of original issuance and are payable quarterly in arrears on the 15th day of each February, May, August and November or, if not a business day, the next business day, in each case a Distribution Payment Date. Distributions payable on the Series D Preferred Shares for any partial period is computed on the basis of a 360-day year consisting of twelve 30-day months. We pay distributions to holders of record as they appear in our share records at the close of business on the applicable record date designated by our board of trustees for the payment of distributions that is not more than 60 nor less than 10 days prior to the Distribution Payment Date, each a Distribution Record Date.

We will not authorize or pay any distributions on the Series D Preferred Shares or set aside funds for the payment of distributions if restricted or prohibited by law, or if the terms of any of our agreements, including agreements relating to our indebtedness or our other series of preferred shares, prohibit that authorization, payment or setting aside of funds or provide that the authorization, payment or setting aside of funds is a breach of or a default under that agreement. We are, and may in the future become, a party to agreements which restrict or prevent the payment of distributions on, or the purchase of, shares. These restrictions may include indirect covenants which require us to maintain specified levels of net worth or assets. We do not believe that these restrictions currently have any adverse impact on our ability to pay distributions on the Series D Preferred Shares.

Notwithstanding the foregoing, distributions on the Series D Preferred Shares accrue whether or not we have earnings, whether or not there are funds legally available for the payment of distributions and whether or not distributions are authorized. Accrued but unpaid distributions on the Series D Preferred Shares will not bear interest, and holders of the Series D Preferred Shares will not be entitled to any distributions in excess of full cumulative distributions as described above. All of our distributions on the Series D Preferred Shares, including any capital gain distributions, will be credited first to the earliest accrued and unpaid distribution due.

We will not declare or pay any distributions, or set aside any funds for the payment of distributions, on common shares or other shares that rank junior to the Series D Preferred Shares, or redeem or otherwise acquire common shares or other junior shares, unless we also have declared and either paid or set aside for payment the full cumulative distributions on the Series D Preferred Shares and on all our other series of preferred shares ranking senior to or on a parity with the Series D Preferred Shares, for all past distribution periods. This restriction will not limit our acquisition of shares under incentive, benefit or share purchase plans for officers, trustees or employees or others performing or providing similar services, for the purposes of enforcing restrictions upon ownership and transfer of our equity securities contained in our declaration of trust, for the purpose of preserving our status as a REIT or our acquisition of rights issued under our shareholder rights plan or any successor plan we adopt.

We will not authorize the full cumulative distributions on any preferred shares unless we have authorized those distributions as are accrued on all of our outstanding preferred shares which are on a parity with the Series D Preferred Shares. If we do not declare and either pay or set aside for payment the full cumulative distributions on the Series D Preferred Shares and all shares that rank on a parity with Series D Preferred Shares, the amount which we have declared will be allocated pro rata among the Series D Preferred Shares and each parity series of shares, so that the amount declared for each Series D Preferred Share and for each share of each parity series is proportionate to the accrued and unpaid distributions on those shares.

Liquidation Rights

In the event of our voluntary or involuntary liquidation, dissolution or winding up of our affairs, the holders of the Series D Preferred Shares will be entitled to be paid out of our assets legally available for distribution to our shareholders, liquidating distributions in cash or property at fair market value as determined by our board of trustees equal to a liquidation preference of $25.00 per share, plus any accrued and unpaid distributions (whether or not declared) through the date of the payment. The holders of Series D Preferred Shares will be entitled to receive this liquidating distribution before we distribute any assets to holders of our common shares or any other shares of beneficial interest that rank junior to the Series D Preferred Shares as to payments upon our liquidation, dissolution or winding up. The rights of holders of Series D Preferred Shares to receive their liquidation preference would be subject to the proportionate rights of each parity series, and the preferential rights of the holders of any series of shares which is senior to the Series D Preferred Shares.

        Holders of the Series D Preferred Shares will be entitled to notice of any such liquidation. After payment of the full amount of the liquidating distributions to which they are entitled, holders of our Series D Preferred Shares will have no right or claim to any of our remaining assets. The consolidation or merger of us with or into any other corporation, trust or entity or of any other corporation with or into us, or the sale, lease or conveyance of all or substantially all of our assets or business, will not be deemed to constitute a liquidation, dissolution or winding up of us. In determining whether a distribution (other than upon voluntary or involuntary liquidation), by redemption or other acquisition of shares or otherwise, is permitted under Maryland law, amounts that would be needed, if we were to be dissolved at the time of the distribution, to satisfy the preferential rights upon dissolution of the holders of Series D Preferred Shares will not be added to our total liabilities.

Voting Rights

Holders of Series D Preferred Shares will have no voting rights, except as follows:

•If distributions on our Series D Preferred Shares are due for six or more quarterly periods and remain unpaid, whether or not these quarterly periods are consecutive, holders of the Series D Preferred Shares, voting together with all other series of preferred shares which have similar voting rights, will be entitled to vote for the election of two additional trustees to serve on our board of trustees until all distribution arrearages have been paid.
•In addition, the affirmative vote of the holders of at least two-thirds of the Series D Preferred Shares is required for us to authorize, create or increase our shares of beneficial interest ranking senior to the outstanding Series D Preferred Shares with respect to distribution rights or payments upon our liquidation, dissolution or winding up or to amend our declaration of trust in a manner that materially and adversely affects the rights of the holders of the Series D Preferred Shares.

In any matter in which the Series D Preferred Shares are entitled to vote, each Series D Preferred Share will be entitled to one vote. If the holders of Series D Preferred Shares and another series of preferred shares are entitled to vote together as a single class on any matter, the Series D Preferred Shares and the shares of the other series will have one vote for each $25.00 of liquidation preference.

Conversion Rights

The holders of the Series D Preferred Shares, at their option, may convert some or all of their outstanding Series D Preferred Shares currently at a Conversion Rate of 0.5813 common shares per $25.00 liquidation preference (subject to adjustment in certain events). Series D Preferred Shares will be convertible only into our common shares.

We may elect not to issue fractional common shares upon the conversion of Series D Preferred Shares, in which case we will pay the cash value of such fractional shares based upon the Closing Sale Price of our common shares on the Trading Day immediately prior to the Conversion Date or the Company Conversion Option Date, as the case may be (each as defined below).

Holders of Series D Preferred Shares are not entitled to any rights of a common shareholder until such holder of Series D Preferred Shares has converted its Series D Preferred Shares or unless we have exercised the Company Conversion Option, and only to the extent the Series D Preferred Shares are deemed to have been converted into common shares under the articles supplementary establishing the Series D Preferred Shares.

Company Conversion Option

We may, at our option, convert some or all of the Series D Preferred Shares into that number of common shares that are issuable at the then applicable Conversion Rate. We refer to this as the Company Conversion Option. We may exercise the Company Conversion Option only if the Closing Sale Price of our common shares equals or exceeds the then applicable conversion price of the Series D Preferred Shares for at least 20 Trading Days in a period of 30 consecutive Trading Days (including the last Trading Day of such period) ending on the Trading Day immediately prior to our issuance of a press release announcing our exercise of the Company Conversion Option as described below.

If we convert less than all of the outstanding Series D Preferred Shares, the transfer agent will select the shares by lot, on a pro rata basis or in accordance with any other method the transfer agent considers fair and appropriate. We may convert the Series D Preferred Shares only in a whole number of shares. If a portion of a holder's Series D Preferred Shares is selected for partial conversion by us and the holder converts a portion of such Series D Preferred Shares, the number of Series D Preferred Shares subject to conversion by us will be reduced by the number of shares that the holder converted.

The Closing Sale Price of our common shares on any date means the closing sale price per share (or, if no closing sale price is reported, the average of the bid and asked prices or, if more than one in either case, the average of the average bid and the average asked prices) on such date as reported by the NYSE or, if our common shares are not reported by the NYSE, in composite transactions for the principal other U.S. national or regional securities exchange on which our common shares are traded. If our common shares are not listed for trading on a U.S. national or regional securities exchange on the relevant date, the Closing Sale Price will be the last quoted bid price for our common shares in the over-the-counter market on the relevant date as reported by the National Quotation Bureau Incorporated or similar organization. If our common shares are not so quoted, the Closing Sale Price will be the average of the mid-point of the last bid and asked prices for our common shares on the relevant date from each of at least three independent nationally recognized investment banking firms selected by us for this purpose.

Trading Day means a day during which trading in securities generally occurs on the NYSE or, if our common shares are not quoted on the NYSE, then a day during which trading in securities generally occurs on the principal U.S. securities exchange on which our common shares are listed or, if our common shares are not listed on a U.S. national or regional securities exchange, then on the principal other market on which our common shares are then traded or quoted.

To exercise our Company Conversion Option described above, we must issue a press release for publication on the Dow Jones & Company, Inc., Business Wire or Bloomberg Business News (or, if such organizations are not in existence at the time of issuance of such press release, such other news or press organization as is reasonably calculated to broadly disseminate the relevant information to the public) prior to the opening of business on the first Trading Day following any date on which the conditions described in the fourth preceding paragraph are met, announcing such conversion. We will also give notice by mail or by publication (with subsequent prompt notice by mail) to holders of our Series D Preferred Shares (not more than four Trading Days after the date of the press release) of our exercise of the Company Conversion Option announcing our intention to convert the Series D Preferred Shares. The effective date for any Company Conversion Option, or the Company Conversion Option Date, will be the date that is five Trading Days after the date on which we issue such press release.

In addition to any information required by applicable law or regulation, the press release and notice of our exercise of the Company Conversion Option will state, as appropriate:

•the Company Conversion Option Date;
•the number of common shares to be issued upon conversion of each Series D Preferred Share;
•the number of Series D Preferred Shares to be converted; and
•that distributions on the Series D Preferred Shares to be converted will cease to accrue on the Company Conversion Option Date.

Conversion Procedures

Holders of Series D Preferred Shares may convert some or all of their shares by surrendering to us at our principal office or at the office of our transfer agent, as may be designated by our board of trustees, the certificate or certificates for the Series D Preferred Shares to be converted accompanied by a written notice stating that the holder of Series D Preferred Shares elects to convert all or a specified whole number of those shares and specifying the name or names in which the holder of the Series D Preferred Shares wishes the certificate or certificates for the common shares to be issued. In case the notice specifies a name or names other than the name of a holder of Series D Preferred Shares, the notice must be accompanied by payment of all transfer taxes payable upon the issuance of common shares in that name or names. Other than those taxes, we will pay any documentary, stamp or similar issue or transfer taxes that may be payable in respect of any issuance or delivery of common shares upon conversion of the Series D Preferred Shares. As promptly as practicable after the surrender of that certificate or certificates and the receipt of the notice relating to the conversion and payment of all required transfer taxes, if any, or the demonstration to our satisfaction that those taxes have been paid, we will deliver or cause to be delivered (a) certificates evidencing the number of validly issued, fully paid and non-assessable common shares to which the holder of Series D Preferred Shares, or the transferee of a holder of Series D Preferred Shares, will be entitled and (b) if less than the full number of Series D Preferred Shares evidenced by the surrendered certificate or certificates being converted, a new certificate or certificates, of like tenor, for the number of shares evidenced by the surrendered certificate or certificates, less the number of shares being converted. This conversion will be deemed to have been made at the close of business on the date of giving the notice and of surrendering the certificate or certificates evidencing the shares of the Series D Preferred Shares to be converted, or the Conversion Date, so that the rights of a holder of Series D Preferred Shares as to the shares being converted will cease except for the right to receive the conversion value, and, if applicable, the person entitled to receive common shares will be treated for all purposes as having become the record holder of those common shares at that time.

In lieu of the foregoing procedures, if the Series D Preferred Shares are held in global form, the holder of Series D Preferred Shares must comply with applicable procedures of The Depository Trust Company, or DTC, to convert such holder's Series D Preferred Shares.

Holders of Series D Preferred Shares are not eligible to exercise any rights of a common shareholder until they have converted their Series D Preferred Shares into common shares.

In case any Series D Preferred Shares are to be converted pursuant to the Company Conversion Option, the right of a holder of Series D Preferred Shares to voluntarily convert those shares of Series D Preferred Shares will terminate if we have not received from such holder of Series D Preferred Shares its conversion notice by 5:00 p.m., New York City time, on the business day immediately preceding the Company Conversion Option Date.

If more than one share of our Series D Preferred Shares is surrendered for conversion by the same shareholder at the same time, the number of full common shares issuable on conversion of those Series D Preferred Shares will be computed on the basis of the total number of Series D Preferred Shares so surrendered.

We will at all times reserve and keep available, free from preemptive rights, out of our authorized but unissued shares of beneficial interest, for issuance upon the conversion of Series D Preferred Shares, a number of our authorized but unissued common shares that will from time to time be sufficient to permit the conversion of all outstanding Series D Preferred Shares as described above.

Before the delivery of any common shares upon conversion of the Series D Preferred Shares, we will comply with all applicable federal and state laws and regulations. All common shares delivered upon conversion of the Series D Preferred Shares will upon delivery be duly and validly issued, fully paid and non-assessable, free of all liens and charges and not subject to any preemptive rights.

If we have elected to repurchase the Series D Preferred Shares, a holder’s conversion rights (other than the Fundamental Change Conversion Right) with respect to the Series D Preferred Shares so subject to repurchase will expire if we have not received a holder’s conversion notice by 5:00 p.m., New York City time, on the business day immediately preceding the repurchase date, unless we default on the payment of the Fundamental Change Repurchase Price (as defined below), and a holder’s Fundamental Change Conversion Right will automatically not be exercisable but instead a holder will be entitled to receive the Fundamental Change Repurchase Price from the Company unless a holder has converted their Series D Preferred Shares other than by exercise of the Fundamental Change Conversion Right.

Payment of Distributions Upon Conversion

Optional Conversion

General.    If a holder of Series D Preferred Shares exercises its conversion rights, upon delivery of the Series D Preferred Shares for conversion, those Series D Preferred Shares will cease to cumulate distributions as of the end of the Conversion Date and the holder of those Series D Preferred Shares will not receive any cash payment representing accrued and unpaid distributions on the Series D Preferred Shares, except in those limited circumstances discussed below. Except as provided below, we will make no payment for accrued and unpaid distributions, whether or not in arrears, on Series D Preferred Shares converted at the election of the holder of Series D Preferred Shares, or for distributions on the common shares issued upon such conversion.

Conversion On or Before Record Date.    If we receive a conversion notice before the close of business on a Distribution Record Date, the holder of Series D Preferred Shares will not be entitled to receive any portion of the distribution payable on such converted shares on the corresponding Distribution Payment Date.

Conversion After Record Date and Prior to Payment Date.    If we receive a conversion notice after the Distribution Record Date but prior to the corresponding Distribution Payment Date, the holder of Series D Preferred Shares on the record date will receive on that Distribution Payment Date accrued distributions on those Series D Preferred Shares, notwithstanding the conversion of those Series D Preferred Shares prior to that Distribution Payment Date, because that holder of Series D Preferred Shares will have been the holder of record of the Series D Preferred Shares on the corresponding record date. At the time that such holder of the Series D Preferred Shares surrenders Series D Preferred Shares for conversion, however, it must pay to us an amount equal to the distribution that has accrued and that will be paid on the related Distribution Payment Date.

Conversion On or After Distribution Payment Date and On or Prior to the Immediately Succeeding Record Date.    If the holder of Series D Preferred Shares is a holder of Series D Preferred Shares on a Distribution Record Date and converts such shares of Series D Preferred Shares into common shares on or after the corresponding Distribution Payment Date, such holder of Series D Preferred Shares will be entitled to receive the distribution payable on such shares of Series D Preferred Shares on such Distribution Payment Date, and the holder of Series D Preferred Shares will not need to include payment of the amount of such distribution upon surrender for conversion of shares of the Series D Preferred Shares.

Fundamental Change Conversion Right.    The provisions described in the three preceding paragraphs do not apply to Series D Preferred Shares which are converted into common shares pursuant to the Fundamental Change Conversion Right or which are repurchased by us in lieu of such conversion. The rights of the holders of such Series D Preferred Shares to receive accrued and unpaid distributions are described below under "—Special Conversion Right of Series D Preferred Shares upon a Fundamental Change; Company Repurchase Right."

Company Conversion Option

General.    If we convert Series D Preferred Shares pursuant to the Company Conversion Option, whether prior to, on, or after the Distribution Record Date for the current period, all unpaid distributions that are in arrears as of the Company Conversion Option Date will be payable to the holders of Series D Preferred Shares.

Conversion After a Payment Date and Prior to the next Record Date.    If we exercise the Company Conversion Option and the Company Conversion Option Date is a date that is after the close of business on a Distribution Payment Date and prior to the close of business on the next Distribution Record Date, the holder of Series D Preferred Shares will not be entitled to receive any portion of the distribution payable for such period on such converted shares on the corresponding Distribution Payment Date.

Conversion On or After Record Date and Prior to Payment Date.    If we exercise the Company Conversion Option and the Company Conversion Option Date is a date that is on or after the close of business on any Distribution Record Date and prior to the close of business on the corresponding Distribution Payment Date, all distributions, including accrued and unpaid distributions, whether or not in arrears, with respect to the Series D Preferred Shares called for a conversion on such date, will be payable on such Distribution Payment Date to the holder of Series D Preferred Shares if the holder of Series D Preferred Shares is the record holder of such shares on such record date.

Conversion Rate Adjustments

Subject to and in accordance with the terms of the articles supplementary establishing the Series D Preferred Shares, we will adjust the Conversion Rate for:

1.distributions on our common shares payable in our common shares, based on the following formula:

CR1 = CRO × OS1/OSO
where,
CRO = the Conversion Rate in effect immediately prior to such event
CR1 = the Conversion Rate in effect immediately after such event
OSO = the number of our common shares outstanding immediately prior to such event
OS1 = the number of our common shares outstanding immediately after such event;

2.subdivisions, combinations or reclassifications of our common shares, based on the following formula:

CR1 = CRO × OS1/OSO
where,
CRO = the Conversion Rate in effect immediately prior to such event
CR1 = the Conversion Rate in effect immediately after such event
OSO = the number of our common shares outstanding immediately prior to such event
OS1 = the number of our common shares outstanding immediately after such event;

3.distributions to all or substantially all holders of our common shares of certain rights or warrants entitling them, for a period expiring not more than 60 days immediately following the record date for the distribution, to purchase or subscribe for our common shares, or securities convertible into or exchangeable or exercisable for common shares, at a price per share that is less than the Closing Sale Price per share of our common shares on the record date for the distribution, based on the following formula:

CR1 = CRO × (OSO+X)/(OSO+Y)
where,
CRO = the Conversion Rate in effect immediately prior to such event
CR1 = the Conversion Rate in effect immediately after such event
OSO = the number of our common shares outstanding immediately prior to such event
X = the total number of our common shares issuable pursuant to such rights or warrants
Y = the number of our common shares equal to the quotient of (A) the aggregate price payable to exercise of such rights or warrants and (B) the average of the Closing Sale Prices of our common shares for the 10 consecutive Trading Days prior to the business day immediately preceding the date of announcement for the issuance of such rights, warrants, options, other securities or convertible securities;

4.distributions to all or substantially all holders of our common shares of shares of our or any of our existing or future subsidiaries' shares of beneficial interest (other than our common shares), evidences of indebtedness or other assets (other than distributions covered by paragraphs 5 and 6 below) or the distribution to all or substantially all holders of our common shares of certain rights or warrants (other than those covered in paragraph 3, or as described below, certain rights or warrants distributed pursuant to a shareholder rights plan) to purchase or subscribe for our securities; however, we will not adjust the Conversion Rate pursuant to this provision for distributions of certain rights or warrants, if we make certain arrangements for holders of Series D Preferred Shares to receive those rights and warrants upon conversion of the Series D Preferred Shares, based on the following formula:

CR1 = CRO × SPO/(SPO - FMV)
where,
CRO = the Conversion Rate in effect immediately prior to such distribution
CR1 = the Conversion Rate in effect immediately after such distribution
SPO = the average of the Closing Sale Prices of our common shares for the 10 consecutive Trading Days prior to the business day immediately preceding the ex-dividend date for such distribution
FMV = the fair market value (as determined in good faith by our board of trustees) of such shares of beneficial interest, evidences of indebtedness or other assets distributed with respect to each of our outstanding common shares on the record date for such distribution

With respect to an adjustment pursuant to this paragraph 4 where there has been a payment or a distribution on our common shares or capital shares of any class or series, or similar equity interest, of or relating to a subsidiary or other business unit, which we refer to as a "spin-off", the Conversion Rate in effect immediately before the close of business on the ex-dividend date will be increased, based on the following formula:

CR1 = CRO × (FMVO+MPO) /MPO
where,
CRO = the Conversion Rate in effect immediately prior to such distribution
CR1 = the Conversion Rate in effect immediately after such distribution
FMVO = the average of the Closing Sale Prices of the capital shares or similar equity interest distributed to holders of our common shares applicable to one share of our common shares over the first 10 Trading Days after the effective date of the spin-off
MPO = the average of the Closing Sale Prices of our common shares over the first 10 consecutive Trading Days after the effective date of the spin-off

The adjustment to the Conversion Rate under the preceding paragraph with respect to a spin-off will occur on the tenth Trading Day from, and including, the effective date of the spin-off;

5.cash distributions by us to all or substantially all holders of our common shares in excess of $0.21, or the Initial Distribution Threshold, during any fiscal quarter other than distributions described in paragraph 6, based on the following formula:

CR1 = CRO × SPO /(SPO - C)
where,
CRO = the Conversion Rate in effect immediately prior to the record date for such distribution
CR1 = the Conversion Rate in effect immediately after the record date for such distribution

SPO = the average of the Closing Sale Prices of our common shares for the 10 consecutive Trading Days prior to the business day immediately preceding the record date of such distribution
C = the amount in cash per share we distribute to holders of our common shares that exceeds the Initial Distribution Threshold, in the case of a regular quarterly distribution, or in the case of another distribution the full amount of such distribution; and

The Initial Distribution Threshold will be adjusted in a manner inversely proportional to adjustments to the Conversion Rate with the exception of adjustments for regular quarterly distributions.

6.distributions of cash or other consideration by us or any of our subsidiaries in respect of a tender offer or exchange offer for our common shares, where such cash and the value of any such other consideration per share of our common shares validly tendered or exchanged exceeds the Closing Sale Price per common share on the first trading day after expiration of the tender or exchange offer, based on the following formula:

CR1 = CRO × (AC + (SP1 × OS1))/(OSO × SP1)
where,
CRO = the Conversion Rate in effect on the date such tender or exchange offer expires
CR1 = the Conversion Rate in effect on the day next succeeding the date such tender or exchange offer expires
AC = the aggregate value of all cash and any other consideration (as determined by our board of trustees) paid or payable for shares purchased in such tender or exchange offer
OSO = the number of common shares outstanding immediately prior to the date such tender or exchange offer expires
OS1 = the number of common shares outstanding immediately after the date such tender or exchange offer expires
SP1 = the average of the Closing Sale Prices of our common shares for the 10 consecutive Trading Days commencing on the Trading Day next succeeding the date such tender or exchange offer expires

If, however, the application of the foregoing formula would result in a decrease in the Conversion Rate, no adjustment to the Conversion Rate will be made.

        If we issue rights, options or warrants that are only exercisable upon the occurrence of certain triggering events, then:

•we will not adjust the Conversion Rate pursuant to the numbered paragraphs above until the earliest of these triggering events occurs; and
•we will readjust the Conversion Rate to the extent any of these rights, options or warrants are not exercised before they expire.

We will not adjust the Conversion Rate for any of the transactions described in the numbered paragraphs above if we make provision for each holder of the Series D Preferred Shares to participate in the transaction without conversion as if such holder held a number of shares equal to the Conversion Rate in effect on the “ex date” or effective date, as the case may be, for such transaction multiplied by the number of Series D Preferred Shares held by such holder.

We will not adjust the Conversion Rate pursuant to the numbered paragraphs above unless the adjustment would result in a change of at least 1% in the then effective Conversion Rate. However, we will carry forward any adjustment that we would otherwise have to make and take that adjustment into account in any subsequent adjustment. In addition, at the end of each fiscal year, beginning with the fiscal year ending on December 31, 2007, we will give effect to any adjustments that we have otherwise deferred pursuant to this provision, and those adjustments, if any, will no longer be carried forward and taken into account in any subsequent adjustment. Furthermore, if a Fundamental Change occurs, then we will give effect to all adjustments that we have otherwise deferred pursuant to this provision.

In no event will the conversion price be reduced below $0.01, subject to adjustment for share splits and combinations, reclassifications and similar events.

In addition, the Conversion Rate will not be adjusted:

•upon the issuance of any common shares pursuant to any present or future plan providing for the reinvestment of distributions or interest payable on our securities and the investment of additional optional amounts in common shares under any plan;
•upon the issuance of any common shares or options or rights to purchase common shares pursuant to, or the repurchase by us of common shares pursuant to, any present or future employee, trustee, manager or consultant incentive or benefit plan or program of or assumed by us or any of our subsidiaries;
•for a change in the par value of the common shares; or
•for accumulated and unpaid distributions.

In the case of the following events, each a Business Combination:

•any recapitalization, reclassification or change of our common shares (other than changes resulting from a subdivision or combination);
•a consolidation, merger or combination involving us;
•a sale, conveyance or lease to another entity of all or substantially all of our property and assets (other than to one or more of our subsidiaries); or
•a statutory share exchange;

in each case, as a result of which our common shareholders are entitled to receive stock, other securities, other property or assets (including cash or any combination thereof) with respect to or in exchange for our common shares, a holder of Series D Preferred Shares will be entitled thereafter to convert such Series D Preferred Shares into the kind and amount of stock, other securities or other property or assets (including cash or any combination thereof) which a holder of Series D Preferred Shares would have owned or been entitled to receive upon such Business Combination. In the event that our common shareholders have the opportunity to elect the form of consideration to be received in such Business Combination, we will make adequate provision whereby the holders of Series D Preferred Shares shall have a reasonable opportunity to determine the form of consideration into which all of the Series D Preferred Shares, treated as a single class, shall be convertible from and after the effective date of such Business Combination. Such determination shall be based on the weighted average of elections made by the holders of Series D Preferred Shares who participate in such determination, shall be subject to any limitations to which all of our common shareholders are subject, such as pro rata reductions applicable to any portion of the consideration payable in such Business Combination, and shall be conducted in such a manner as to be completed by the date which is the earliest of (1) the deadline for elections to be made by our common shareholders, and (2) two Trading Days prior to the anticipated effective date of the Business Combination.

We will provide notice of the opportunity to determine the form of such consideration, as well as notice of the determination made by the holders of our Series D Preferred Shares (and the weighted average of elections), by posting such notice with DTC and providing a copy of such notice to the transfer agent. If the effective date of a Business Combination is delayed beyond the initially anticipated effective date, holders of Series D Preferred Shares will be given the opportunity to make subsequent similar determinations in regard to such delayed effective date. We may not become a party to any such transaction unless its terms are consistent with the preceding sentence. None of the foregoing provisions shall affect the rights of the holders of Series D Preferred Shares to convert Series D Preferred Shares into our common shares prior to the effective date.

To the extent permitted by law and the continued listing requirements of the NYSE or any other securities exchange on which our common shares may then be listed, we may, from time to time, increase the Conversion Rate by any amount for a period of at least 20 days or any longer period required by law, so long as the increase is irrevocable during that period and our board of trustees determines that the increase is in our best interests. Such a determination by our board of trustees shall be conclusive. We will mail a notice of the increase to holders at least 15 days before the day the increase commences. In addition, we may also increase the Conversion Rate as we determine to be advisable in order to avoid taxes to recipients of certain distributions. However, we may not decrease the conversion price below $0.01, subject to adjustment for share splits and combinations, reclassifications and similar events.

To the extent that we adopt any rights plan (i.e., a poison pill) in the future, upon conversion of Series D Preferred Shares, you will receive, in addition to common shares, the rights under such rights agreement or future rights plan, unless the rights have separated from our common shares at the time of conversion, in which case the Conversion Rate will be adjusted at the time of separation as if we had distributed to all holders of our common shares, evidences of indebtedness, other assets or certain rights or warrants as described in paragraph number 4 above, subject to readjustment in the event of the expiration, termination or redemption of such rights.

In the event of:

•a taxable distribution to holders of common shares which results in an adjustment to the Conversion Rate; or
•an increase in the Conversion Rate at our discretion,

the holders of the Series D Preferred Shares may, in certain circumstances, be deemed to have received a distribution subject to U.S. federal income tax as a distribution. This generally would occur, for example, if we adjust the Conversion Rate to compensate holders for cash distributions on our common shares and could also occur if we make other distributions of cash or property to our shareholders.

No Maturity; Redemption

The Series D Preferred Shares have no maturity date. We are not required to redeem or repurchase the Series D Preferred Shares, and, except in certain circumstances described below under “—Special Conversion Right of Series D Preferred Shares upon a Fundamental Change; Company Repurchase Right” or “—Restrictions on Ownership and Transfer,” we may not elect to repurchase Series D Preferred Shares. Accordingly, the Series D Preferred Shares will remain outstanding indefinitely unless Series D Preferred Shareholders or we decide to convert them. See “—Conversion Rights,” “—Company Conversion Option” and “—Special Conversion Right of Series D Preferred Shares upon a Fundamental Change; Company Repurchase Right.”

The Series D Preferred Shares will not be subject to any sinking fund or mandatory redemption provisions.

Subject to applicable law, we may purchase Series D Preferred Shares in the open market, by tender or by private agreement. Any Series D Preferred Shares that we reacquire will be returned to the status of authorized but unissued Series D Preferred Shares, unless determined otherwise by our board of trustees.

Special Conversion Right of Series D Preferred Shares upon a Fundamental Change; Company Repurchase Right

In the event of a Fundamental Change described below, each holder of Series D Preferred Shares will have the special right, or the Fundamental Change Conversion Right, in addition to any other applicable conversion right, to convert some or all of its Series D Preferred Shares on the relevant Fundamental Change Conversion Date into a number of our common shares per $25.00 liquidation preference equal to such liquidation preference plus accrued and unpaid distributions to, but not including, such Fundamental Change Conversion Date divided by 98% of the Market Price of our common shares, or the Fundamental Change Conversion Rate. The Market Price of our common shares will be determined prior to the applicable Fundamental Change Conversion Date. The determination of the Market Price is described below under "—Determination of Market Price". A holder of Series D Preferred Shares which has elected to convert such shares otherwise than pursuant to the Fundamental Change Conversion Right will not be able to exercise the Fundamental Change Conversion Right.

If a holder of Series D Preferred Shares elects to convert Series D Preferred Shares as described in the preceding paragraph, we may elect, in lieu of that conversion, to repurchase for cash some or all of such Series D Preferred Shares at a repurchase price equal to 100% of the liquidation preference of the Series D Preferred Shares to be repurchased plus accrued and unpaid distributions to, but not including, such Fundamental Change Conversion Date, or the Fundamental Change Repurchase Price; provided that if the relevant Fundamental Change Conversion Date is on a date that is after a Distribution Record Date and on or prior to the corresponding Distribution Payment Date, we will pay such distributions to the holder of record on the corresponding Distribution Record Date, which may or may not be the same person to whom we will pay the Fundamental Change Repurchase Price, and the Fundamental Change Repurchase Price will be equal to 100% of the liquidation preference of the Series D Preferred Shares to be repurchased.

In the event we elect to repurchase Series D Preferred Shares that would otherwise be converted into common shares on a Fundamental Change Conversion Date, such Series D Preferred Shares shall not be converted into common shares and the holder of such shares will be entitled to receive the Fundamental Change Repurchase Price in cash from us.

Subject to the next sentence, the aggregate number of our common shares issuable in connection with the exercise of the Fundamental Change Conversion Right may not exceed 32,500,000 shares or such other number of common shares as shall then be authorized and available for issuance. If the number of common shares issuable upon such conversion would exceed 32,500,000 shares or such other number of common shares as shall then be authorized and available for issuance, we will have the option to satisfy the remainder of such conversion in common shares that are authorized for issuance in the future. We will use our best efforts to have any such additional number of common shares authorized for issuance within 180 days of the Fundamental Change Conversion Date.

Within 15 days after the occurrence of a Fundamental Change, we will provide to the holder of Series D Preferred Shares and the transfer agent a notice of the occurrence of the Fundamental Change and of the resulting repurchase right. Such notice will state:

•the events constituting the Fundamental Change;
•the date of the Fundamental Change;
•the last date on which the holder of Series D Preferred Shares may exercise the Fundamental Change Conversion Right;
•to the extent applicable, the Fundamental Change Conversion Rate and the Fundamental Change Repurchase Price;
•whether we will elect to repurchase some or all of the Series D Preferred Shares as to which the Fundamental Change Conversion Right may be exercised and, if we will not purchase all such Series D Preferred Shares, indicating the percentage which we may elect to repurchase;
•unless we have elected to repurchase all Series D Preferred Shares as to which the Fundamental Change Conversion Right has been exercised, the method of calculating the Market Price of our common shares;
•the Fundamental Change Conversion Date;
•the name and address of the paying agent and the conversion agent;

•the Conversion Rate and any adjustment to the Conversion Rate that will result from the Fundamental Change;
•that Series D Preferred Shares as to which the Fundamental Change Conversion Right has been exercised may be converted at the applicable Conversion Rate, if otherwise convertible, only if the notice of exercise of the Fundamental Change Conversion Right has been properly withdrawn; and
•the procedures that the holder of Series D Preferred Shares must follow to exercise the Fundamental Change Conversion Right.

We will also issue a press release for publication on the Dow Jones & Company, Inc., Business Wire or Bloomberg Business News (or, if such organizations are not in existence at the time of issuance of such press release, such other news or press organization as is reasonably calculated to broadly disseminate the relevant information to the public) prior to the opening of business on the first Trading Day following any date on which we provide such notice to the holders of Series D Preferred Shares.

The Fundamental Change Conversion Date will be a date no less than 20 days nor more than 35 days after the date on which we give the above notice. To exercise the Fundamental Change Conversion Right, the holder of Series D Preferred Shares must deliver, on or before the close of business on the Fundamental Change Conversion Date, the Series D Preferred Shares to be converted, duly endorsed for transfer, together with a written conversion notice completed, to our transfer agent. The conversion notice will state:

•the relevant Fundamental Change Conversion Date;
•the number of Series D Preferred Shares to be converted; and
•that the Series D Preferred Shares are to be converted pursuant to the applicable provisions of the Series D Preferred Shares.

If the Series D Preferred Shares are held in global form, the conversion notice must comply with applicable DTC procedures.

Holders of Series D Preferred Shares may withdraw any notice of exercise of its Fundamental Change Conversion Right (in whole or in part) by a written notice of withdrawal delivered to our transfer agent prior to the close of business on the business day prior to the Fundamental Change Conversion Date. The notice of withdrawal shall state:

•the number of withdrawn Series D Preferred Shares;
•if certificated Series D Preferred Shares have been issued, the certificate numbers of the withdrawn Series D Preferred Shares; and
•the number of shares, if any, which remains subject to the conversion notice.

If the Series D Preferred Shares are held in global form, the holder of Series D Preferred Shares notice of withdrawal of the holder of Series D Preferred Shares must comply with applicable DTC procedures.

Series D Preferred Shares as to which the Fundamental Change Conversion Right has been properly exercised and for which the conversion notice has not been properly withdrawn will be converted into common shares in accordance with the Fundamental Change Conversion Right on the Fundamental Change Conversion Date, unless we have elected to repurchase such Series D Preferred Shares.

The holder of any Series D Preferred Share which we have elected to repurchase and as to which the conversion election has not been properly withdrawn will receive payment of the Fundamental Change Repurchase Price promptly following the later of the Fundamental Change Conversion Date or the time of book-entry transfer or delivery of the Series D Preferred Shares. If the paying agent holds cash sufficient to pay the Fundamental Change Repurchase Price of the Series D Preferred Shares on the business day following the Fundamental Change Conversion Date, then:

•the Series D Preferred Shares will cease to be outstanding and distributions will cease to accrue (whether or not book-entry transfer of the Series D Preferred Shares is made or whether or not the Series D Preferred Shares Certificate is delivered to the transfer agent); and
•all of the other rights of the holders of Series D Preferred Shares will terminate (other than the right to receive the Fundamental Change Repurchase Price upon delivery or transfer of the Series D Preferred Shares).

A Fundamental Change generally will be deemed to occur upon the occurrence of a “change in control” or a “termination of trading.”

A “change in control” generally will be deemed to occur at such time as:

•any "person" or "group" (as those terms are used in Sections 13(d) and 14(d) of the Exchange Act) is or becomes the "beneficial owner" (as that term is used in Rule 13d-3 under the Exchange Act), directly or indirectly, of 50% or more of the total outstanding voting power of all classes of our shares of beneficial interest entitled to vote generally in the election of trustees, or the "voting share";
•there occurs a sale, transfer, lease, conveyance or other disposition of all or substantially all of our property or assets, or of all or substantially all of the property or assets of us and our subsidiaries on a consolidated basis, to any "person" or "group" (as those terms are used in Sections 13(d) and 14(d) of the Exchange Act), including any group acting for the purpose of acquiring, holding, voting or disposing of securities within the meaning of Rule 13d-5(b)(1) under the Exchange Act;
•we consolidate with, or merge with or into, another person or any person consolidates with, or merges with or into, us, unless the persons that "beneficially owned," directly or indirectly, our voting share(s) immediately prior to such consolidation or merger "beneficially owned", directly or indirectly, immediately after such consolidation or merger, shares of the surviving or continuing corporation's voting share representing at least a majority of the total outstanding voting power of all outstanding classes of voting share of the surviving or continuing corporation;
•the following persons cease for any reason to constitute a majority of our board of trustees:
•individuals who on the first issue date of the Series D Preferred Shares constituted our board of trustees; and
•any new trustees whose election to our board of trustees or whose nomination for election by our shareholders was approved by at least a majority of our trustees then still in office either who were trustees on such first issue date of the Series D Preferred Shares or whose election or nomination for election was previously so approved; or
•we are liquidated or dissolved or holders of our shares of beneficial interest approve any plan or proposal for our liquidation or dissolution.

Notwithstanding the foregoing, a transaction described in the second and third bullet points above will not constitute a change in control if at least 90% of the consideration (other than cash payments for fractional shares or pursuant to statutory appraisal rights) in such transaction consists of common shares and any associated rights traded on a U.S. national securities exchange (or which will be so traded when issued or exchanged in connection with such transaction).

A “termination of trading” is deemed to occur if our common shares (or other common shares into which the Series D Preferred Shares are then convertible) are neither listed for trading on a United States national securities exchange nor approved for trading on an established automated over-the-counter trading market in the United States.

There is no precise, established definition of the phrase “all or substantially all” under applicable law. Accordingly, there may be uncertainty as to whether a sale, transfer, lease, conveyance or other disposition of less than all of our property or assets, or of less than all of the property or assets of us and our subsidiaries on a consolidated basis, would permit a holder to exercise the Fundamental Change Conversion Right above.

In connection with a Fundamental Change repurchase, we will comply with all U.S. federal and state securities laws in connection with any offer by us to repurchase the Series D Preferred Shares upon a Fundamental Change.

This Fundamental Change conversion and repurchase feature may make more difficult or discourage a party from taking over our company and removing incumbent management. We are not aware, however, of any specific effort to accumulate our shares of beneficial interest with the intent to obtain control of our company by means of a merger, tender offer, solicitation or otherwise. In addition, the Fundamental Change repurchase feature is not part of a plan by management to adopt a series of anti-takeover provisions. Instead, the Fundamental Change conversion and repurchase feature is a result of negotiations between us and the underwriters.

We could, in the future, enter into certain transactions, including recapitalizations that would not constitute a Fundamental Change but would increase the amount of debt outstanding or otherwise adversely affect the holders of Series D Preferred Shares. The incurrence of significant amounts of additional debt could adversely affect our ability to service our debt, and to permit us to elect to repurchase the Series D Preferred Shares upon a Fundamental Change.

If a Fundamental Change were to occur, we may not have enough funds to pay the Fundamental Change Repurchase Price. In addition, we may in the future incur indebtedness with similar change in control provisions permitting the holders thereof to accelerate or to require us to purchase such indebtedness upon the occurrence of similar events or on some specific dates. Our option to make a repurchase upon a Fundamental Change may be exercised by a third party that effects the payment of the Fundamental Change Repurchase Price in the manner, at the times and otherwise in compliance in all material respects with the requirements hereof and purchases all Series D Preferred Shares as to which the Fundamental Change Conversion Right was properly exercised and not withdrawn and which we elected to repurchase and otherwise complies with the obligations in connection therewith.

Determination of Market Price

Market Price means, with respect to any Fundamental Change Conversion Date, the average of the Closing Sale Prices of our common shares for the five consecutive Trading Days ending on the third Trading Day prior to the Fundamental Change Conversion Date, appropriately adjusted to take into account the occurrence, during the period commencing on the first Trading Day of such five Trading Day period and ending on the Fundamental Change Conversion Date of any event requiring an adjustment of the Conversion Rate as described under "—Conversion Rate Adjustments"; provided that in no event shall the Market Price be less than $0.01, subject to adjustment for share splits and combinations, reclassifications and similar events.

Because the Market Price of our common shares is determined prior to the Fundamental Change Conversion Date, you will bear the market risk with respect to the value of our common shares, if any, to be received from the date as of which the Market Price is determined to the date on which you receive such shares. In addition, the Market Price of our common shares is an average price rather than the price as of a single date.

Transfer Agent and Registrar

The transfer agent and registrar for our common shares and Series D Preferred Shares is Equiniti Trust Company.

Power to Classify and Reclassify Shares and Issue Additional Common Shares or Preferred Shares

Our Declaration of Trust authorizes our board of trustees to classify any unissued preferred shares and to reclassify any previously classified but unissued preferred shares of any series from time to time in one or more series. Prior to issuance of shares of each class or series, the board of trustees is required by the Maryland REIT law and our Declaration of Trust to set for each such class or series, subject to the provisions of our Declaration of Trust regarding the restrictions on transfer of shares of beneficial interest, the terms, preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications and terms or conditions of redemption for each such class or series. As a result, our board of trustees could authorize the issuance of preferred shares that have priority over the common shares with respect to dividends and rights upon liquidation and with other terms and conditions that could have the effect of delaying, deterring or preventing a transaction or a change in control that might involve a premium price for holders of common shares or otherwise might be in their best interest.

To permit us increased flexibility in structuring possible future financings and acquisitions and in meeting other needs that might arise, our Declaration of Trust allows us to issue additional common shares or preferred shares and to classify or reclassify unissued preferred shares and thereafter to issue the classified or reclassified shares without shareholder approval, unless shareholder approval is required by applicable law or the rules of any stock exchange or automated quotation system on which our securities may be listed or traded. Although we have no present intention of doing so, we could issue a class or series of shares that could delay, deter or prevent a transaction or a change in control that might involve a premium price for holders of common shares or might otherwise be in their best interests.

Holders of our common shares do not have preemptive rights, which means they have no right to acquire any additional shares that we may issue at a subsequent date.

Certain Provisions of Maryland Law and Our Declaration of Trust and Bylaws

The following description of certain provisions of Maryland law and of our Declaration of Trust and Bylaws is only a summary. For a complete description, we refer you to applicable Maryland law, our Declaration of Trust and Bylaws.

Number of Trustees; Vacancies

Our Declaration of Trust and Bylaws provide that the number of our trustees will be established by a majority vote of the members of our board of trustees. We currently have eleven trustees. Our Bylaws provide that any vacancy, including a vacancy created by an increase in the number of trustees, may be filled by a vote of a majority of the remaining trustees, even if the remaining trustees do not constitute a quorum, or by a majority of votes cast by shareholders at a special meeting. Pursuant to our Declaration of Trust, each of our trustees is elected by our shareholders to serve until the next annual meeting and until their successors are duly elected and qualify.

Removal of Trustees

Our Declaration of Trust provides that a trustee may be removed at any time with or without cause by the vote or consent of holders of shares representing two-thirds of the total votes entitled to be cast by shares then outstanding and entitled to vote thereon.

Business Combinations

Our board of trustees has approved a resolution that exempts us from the provisions of the Maryland business combination statute described below but may opt to make these provisions applicable to us in the future. If applicable, the Maryland Business Combination Statute would prohibit “business combinations” between us and an interested shareholder or an affiliate of an interested shareholder for five years after the most recent date on which the interested shareholder becomes an interested shareholder. These business combinations include a merger, consolidation, share exchange, or, in circumstances specified in the statute, an asset transfer or issuance or reclassification of equity securities. Maryland law defines an interested shareholder as:

•any person who beneficially owns 10% or more of the voting power of our shares; or
•an affiliate or associate of ours who, at any time within the two-year period prior to the date in question, was the beneficial owner of 10% or more of the voting power of our then outstanding voting shares.

A person is not an interested shareholder under Maryland law if our board of trustees approves in advance the transaction by which the person otherwise would have become an interested shareholder. However, in approving a transaction, our board of trustees may provide that its approval is subject to compliance, at or after the time of approval, with any terms and conditions determined by our board of trustees.

After the five-year prohibition, any business combination between us and an interested shareholder generally must be recommended by our board of trustees and approved by the affirmative vote of at least:

•80% of the votes entitled to be cast by holders of our then outstanding shares of beneficial interest; and
•two-thirds of the votes entitled to be cast by holders of our voting shares other than shares held by the interested shareholder with whom or with whose affiliate the business combination is to be effected or shares held by an affiliate or associate of the interested shareholder.

These super-majority vote requirements do not apply if our common shareholders receive a minimum price, as described under Maryland law, for their shares in the form of cash or other consideration in the same form as previously paid by the interested shareholder for its shares.

The statute permits various exemptions from its provisions, including business combinations that are approved by our board of trustees before the time that the interested shareholder becomes an interested shareholder.

Control Share Acquisitions

Our Bylaws contain a provision exempting any and all acquisitions of our common shares from the control shares provisions of Maryland law. However, our board of trustees may opt to make these provisions applicable to us at any time by amending or repealing this provision in the future, and may do so on a retroactive basis. If applicable, these provisions of Maryland law providef that “control shares” of a Maryland REIT acquired in a “control share acquisition” have no voting rights unless approved by a vote of two-thirds of the votes entitled to be cast on the matter. Shares owned by the acquiror or by officers or trustees who are our employees are excluded from the shares entitled to vote on the matter. “Control shares” are issued and outstanding voting shares that, if aggregated with all other shares previously acquired by the acquiring person, or in respect of which the acquiring person is able to exercise or direct the exercise of voting power (except solely by virtue of a revocable proxy), would entitle the acquiring person to exercise or direct the exercise of the voting power in electing trustees within one of the following ranges of voting power:

•one-tenth or more but less than one-third;
•one-third or more but less than a majority; or
•a majority or more of all voting power.

Control shares do not include shares the acquiring person is then entitled to vote as a result of having previously obtained shareholder approval. A “control share acquisition” means the acquisition of control shares subject to certain exceptions.

A person who has made or proposes to make a control share acquisition may compel our board of trustees to call a special meeting of shareholders to be held within 50 days of demand to consider the voting rights of the shares. The right to compel the calling of a special meeting is subject to the satisfaction of certain conditions, including an undertaking to pay the expenses of the special meeting. If no request for a special meeting is made, we may present the question at any shareholders’ meeting.

If voting rights are not approved at the shareholders’ meeting or if the acquiring person does not deliver the statement required by Maryland law, then, subject to certain conditions and limitations, we may redeem for fair value any or all of the control shares, except those for which voting rights have previously been approved. Fair value is determined without regard to the absence of voting rights for the control shares and as of the date of the last control share acquisition or of any meeting of shareholders at which the voting rights of the shares were considered and not approved. If voting rights for control shares are approved at a shareholders’ meeting, the acquiror may then vote a majority of the shares entitled to vote, and all other shareholders may exercise appraisal rights. The fair value of the shares for purposes of these appraisal rights may not be less than the highest price per share paid by the acquiror in the control share acquisition. The control share acquisition statute does not apply to shares acquired in a merger, consolidation or share exchange if we are a party to the transaction, nor does it apply to acquisitions approved by or exempted by our Declaration of Trust or Bylaws.

Merger, Amendment of Declaration of Trust

Under Maryland REIT law, a Maryland REIT generally cannot dissolve, amend its declaration of trust or merge with another entity unless recommended by the board of trustees and approved by the affirmative vote of shareholders holding at least two-thirds of the shares entitled to vote on the matter unless a lesser percentage, but not less than a majority of all the votes entitled to be cast on the matter, is set forth in the REIT’s declaration of trust. Our Declaration of Trust provides that a merger, consolidation, share exchange or the transfer of all or substantially all of the Company must be approved by the affirmative vote of the holders of not less than a majority of all the shares then outstanding and entitled to vote thereon. Additionally, our Declaration of Trust may be amended by the affirmative vote of the holders of shares representing a majority of the total number of votes authorized to be cast in respect of shares then outstanding and entitled to be cast on the matter. Under the Maryland REIT law and our Declaration of Trust, our trustees are permitted, after written notice to the shareholders, to amend the Declaration of Trust from time to time to qualify as a REIT under the Internal Revenue Code or the Maryland REIT law without the affirmative vote or written consent of the shareholders.

Limitation of Liability and Indemnification

Our Declaration of Trust limits the liability of our trustees and officers for money damages, except for liability resulting from his or her own willful malfeasance, bad faith, gross negligence or reckless disregard of duty.

Our Declaration of Trust authorizes us, to the maximum extent permitted by Maryland law, to indemnify, and to pay or reimburse reasonable expenses to:

•any present or former trustee or officer who is made or threatened to be made a party to the proceeding by reason of his or her service in that capacity; or
•any individual who, while a trustee or officer of our Company and at our request, serves or has served as a trustee, officer or partner of another corporation, REIT, limited liability Company, partnership, joint venture, trust, employee benefit plan or any other enterprise and who is made or threatened to be made a party to the proceeding by reason of his or her service in that capacity.

The indemnification covers any claim or liability against the person.

Maryland law will permit us to indemnify our present and former trustees and officers against liabilities and reasonable expenses actually incurred by them in any proceeding unless:

•the act or omission of the trustee or officer was material to the matter giving rise to the proceeding; and was committed in bad faith;
•was the result of active and deliberate dishonesty;
•the trustee or officer actually received an improper personal benefit in money, property or services; or
•in a criminal proceeding, the trustee or officer had reasonable cause to believe that the act or omission was unlawful.

In addition, Maryland law prohibits us from indemnifying our present and former trustees and officers for an adverse judgment in an action by us or in a derivative action or if the trustee or officer was adjudged to be liable for an improper personal benefit. Our Bylaws and Maryland law require us, as a condition to advancing expenses in certain circumstances, to obtain:

•a written affirmation by the trustee or officer of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification; and
•a written undertaking to repay the amount reimbursed if the standard of conduct is not met.

Disputes by Shareholders

Our Bylaws provide that actions brought against us or any trustee, officer, manager, agent or employee of us, by a shareholder, including derivative and class actions, shall, on the demand of any party to such dispute, be resolved through binding arbitration in accordance with the procedures set forth in our Bylaws.

Term and Termination

Our Declaration of Trust provides for us to have a perpetual existence. Pursuant to our Declaration of Trust, and subject to the provisions of any of our classes or series of shares of beneficial interest then outstanding, our shareholders, at any meeting thereof, by the affirmative vote of holders of shares representing two-thirds of the total number of shares then outstanding and entitled to be cast on the matter, may approve the dissolution or termination of the Company.

Meetings of Shareholders

Under our Bylaws, annual meetings of shareholders are to be held each year at a date and time as determined by our board of trustees. Special meetings of shareholders may be called only by a majority of the trustees then in office, by the Chairman of our board of trustees, our President or our Chief Executive Officer, and under some circumstances, upon the request of our shareholders. Only matters set forth in the notice of the special meeting may be considered and acted upon at such a meeting. Our Bylaws provide that any action required or permitted to be taken at a meeting of shareholders may be taken without a meeting by unanimous written consent, if that consent sets forth that action and is signed by each shareholder entitled to vote on the matter.

Advance Notice of Trustee Nominations and New Business

Our Bylaws provide that, with respect to an annual meeting of shareholders, nominations of persons for election to our board of trustees and the proposal of business to be considered by shareholders at the annual meeting may be made only:

•pursuant to our notice of the meeting;

•by our board of trustees; or
•by a shareholder who was a shareholder of record both at the time of the provision of notice and at the time of the meeting who is entitled to vote at the meeting and has complied with the advance notice procedures set forth in our Bylaws.

With respect to special meetings of shareholders, only the business specified in our notice of meeting may be brought before the meeting of shareholders and nominations of persons for election to our board of trustees may be made only:

•by our board of trustees; or
•provided that our board of trustees has determined that trustees shall be elected at such meeting, by a shareholder who was a shareholder of record both at the time of the provision of notice and at the time of the meeting who is entitled to vote at the meeting and has complied with the advance notice provisions set forth in our Bylaws.

The purpose of requiring shareholders to give advance notice of nominations and other proposals is to afford our board of trustees the opportunity to consider the qualifications of the proposed nominees or the advisability of the other proposals and, to the extent considered necessary by our board of trustees, to inform shareholders and make recommendations regarding the nominations or other proposals. The advance notice procedures also permit a more orderly procedure for conducting our shareholder meetings. Although our Bylaws do not give our board of trustees the power to disapprove timely shareholder nominations and proposals, they may have the effect of precluding a contest for the election of trustees or proposals for other action if the proper procedures are not followed, and of discouraging or deterring a third party from conducting a solicitation of proxies to elect its own slate of trustees to our board of trustees or to approve its own proposal.

Possible Anti-Takeover Effect of Certain Provisions of Maryland Law and of Our Declaration of Trust and Bylaws

The business combination provisions of Maryland law (if our board of trustees opts to make them applicable to us), the control share acquisition provisions of Maryland law (if the applicable provision in our Bylaws is rescinded), the limitations on removal of trustees, the restrictions on the acquisition of our shares of beneficial interest, the power to issue additional common shares or preferred shares and the advance notice provisions of our Bylaws could have the effect of delaying, deterring or preventing a transaction or a change in control that might involve a premium price for holders of the common shares or might otherwise be in their best interest. The “unsolicited takeovers” provisions of Maryland law would permit our board of trustees, without shareholder approval and regardless of what is provided in our Declaration of Trust or Bylaws, to implement takeover defenses that we may not yet have. However, we have elected that the provisions that would allow our trustees unilaterally to classify our board will not be available unless approved by a vote of a majority of our outstanding shares entitled to vote.

Restrictions on Ownership

In order to qualify as a REIT under the Internal Revenue Code, our shares must be beneficially owned by 100 or more persons during at least 335 days of a taxable year of 12 months or during a proportionate part of a shorter taxable year. Also, no more than 50% of the value of our outstanding shares (after taking into account options to acquire shares) may be owned, directly, indirectly, or through attribution, by five or fewer individuals (as defined in the Internal Revenue Code to include certain entities).

Because our board of trustees believes that it is essential for us to qualify as a REIT, our Declaration of Trust, subject to certain exceptions, contains restrictions on the number of our shares of beneficial interest that a person may own. Our Declaration of Trust provides that:

•no person, other than an excepted holder (as defined in the Declaration of Trust), may own directly, or be deemed to own by virtue of the attribution provisions of the Internal Revenue Code, more than 9.8%, in value or number of shares, whichever is more restrictive, of our issued and outstanding common or preferred shares;
•no excepted holder (as defined in the Declaration of Trust), may own directly, or be deemed to own by virtue of the attribution provisions of the Internal Revenue Code, shares in excess of an excepted holder limit established by the board of trustees;
•no person shall beneficially or constructively own our shares of beneficial interest that would result in us being “closely held” under Section 856(h) of the Internal Revenue Code;
•no person shall beneficially own shares that would result in our otherwise failing to qualify as a REIT (including but not limited to ownership that would result in the our owning (directly or constructively) an interest in a tenant that is described in Section 856(d)(2)(B) of the Internal Revenue Code if the income derived by us (either directly or indirectly through one or more partnerships or limited liability companies) from such tenant would cause us to fail to satisfy any of the gross income requirements of Section 856(c) of the Internal Revenue Code); and
•no person shall transfer our shares of beneficial interest if such transfer would result in our shares of beneficial interest being owned by fewer than 100 persons.

Our board of trustees may waive the 9.8% ownership limit for common and preferred shares for a shareholder that is not an individual if such shareholder provides information and makes representations to the board that are satisfactory to the board, in its sole discretion, to establish that such person’s ownership in excess of the 9.8% ownership limit for common and preferred shares, would not jeopardize our qualification as a REIT.

Any person who acquires or attempts or intends to acquire beneficial or constructive ownership of our shares that will or may violate any of the foregoing restrictions on transferability and ownership will be required to give written notice immediately to us and provide us with such other information as we may request in order to determine the effect of such transfer on our status as a REIT. Any person who would have owned excess shares in a proposed or attempted transaction shall give at least (15) days prior written notice to us and provide us with such other information as we may request in order to determine the effect of such transfer on our status as a REIT. If any transfer of shares or any other event would otherwise result in any person violating the ownership limits described above, then our Declaration of Trust provides that the Board of Trustees shall be authorized to deem the shares automatically transferred to a charitable trust (as defined in the Declaration of Trust) or void ab initio, in which case the intended transferee shall acquire no rights in the excess shares. The Board of Trustees or a committee thereof may take such action as it deems advisable to refuse to give effect to or to prevent such Transfer or other event, including, without limitation, causing the Trust to redeem Shares, refusing to give effect to such Transfer on the books of the Trust or the Trust’s transfer agent or instituting proceedings to enjoin such Transfer or other event. The foregoing restrictions on transferability and ownership will not apply if our board of trustees determines that it is no longer in our best interests to attempt to qualify, or to continue to qualify, as a REIT.

All certificates representing our shares will bear a legend referring to the restrictions described above.
Every owner of more than 5% (or such lower percentage as required by the Internal Revenue Code or the regulations promulgated thereunder) of all classes or series of our shares, including common shares, will be required to give written notice to us within 30 days after the end of each taxable year and within 3 days after a request from us stating the name and address of such owner, the number of Shares Beneficially Owned, and a description of the manner in which such Shares are held. Each such owner shall provide to us such additional information as we may request in order to determine the effect, if any, of such beneficial ownership on our status as a REIT and to ensure compliance with the ownership limitations. In addition, each shareholder shall upon demand be required to provide to us such information as we may request, in good faith, in order to determine our status as a REIT and to comply with the requirements of any taxing authority or governmental authority or to determine such compliance.

These ownership limitations could delay, deter or prevent a transaction or a change in control that might involve a premium price for the common shares or might otherwise be in the best interest of our shareholders.